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                                   EXHIBIT 5



                                  May 8, 1997



Mail-Well, Inc.
23 Inverness Way East, Suite 160
Englewood, Colorado  80112

Ladies and Gentlemen:

     You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") which is expected to be filed by Mail-Well, Inc. (the "Company") on or about May 8, 1997, with respect to the offer and sale of 1,590,000 additional shares of the Company's common stock, $.01 par value ("Company Stock"), issuable under the Mail-Well Corporation 401(K) Savings Retirement Plan, the Shepard Poorman Communications Corporation Employee Stock Ownership Plan, the 1996 Directors Stock Option Plan and the Mail-Well Corporation Employee Stock Ownership Plan (the "Plans") as described in the Registration Statement.

     We have examined such records and documents and have made such investigations of law as we have deemed necessary under the circumstances. Based on that examination and investigation, it is our opinion that the shares of Company Stock referred to above will be, when sold in accordance with the Plan and in the manner described in the Registration Statement, validly issued, fully paid and non-assessable.

                         Sincerely yours,

                         ROTHGERBER, APPEL, POWERS & JOHNSON LLP

                         /s/ Rothgerber, Appel, Powers & Johnson LLP